Exhibit 1.1

MEMORANDUM OF ASSOCIATION

OF

1.	The name of the Company is:

Orbotech Ltd.

2.	The objects for which the Company is established are:

A.	To engage in any form in the design, development, production, marketing and servicing of products and systems in the field of Electro-optics.

To carry on business as producers, manufacturers, developers, assemblers, importers, exporters of, distributers, sellers and dealers in, all kinds of above mentioned products and of all kinds of electronic equipment, electrical equipment, mechanical equipment, cars equipment, electro-mechanical equipment, nucliar and/or atomic equipment, medical equipment, industrial instrumentation and control equipment, electronic and electro-mechanical computers, communication equipment, astronautic and aeronautic accessories, scientific apparatus, electrical instruments, optical instruments, and such electronic and other equipment, instruments, components and appliances, including radio television receiving and/or transmitting equipment, as the Company may from time to time decide.

B.	To carry on the business as manufacturers and assemblers, importers and exporters of, distributers, sellers and dealers in all kinds of parts and components for the items and equipment appearing in the preceding sub-clause (A).

C.	To provide for maintenance, installation, service and repairs of all the items and equipment appearing in sub-clause (A), their parts and components.

To become owners, to buy, sell, rent, use, plan, assemble, comsult, to run factories, plants, workshops, assembly lines, warehouses, stores, shops, laboratories research laboratories and other instellations.

D.	To perform and manage research, development, designing improvement, manufacture, marketing, distribution and consulting as experts in electronic, nuclear, medical, pneumatic, computerized, industrial and such other scientific and engineering fields as the Company may deem advisable.

E.	To establish and carry on an agency of agencies in Israel and elsewhere for the import, export, sale and purchase of items and equipment, specified in sub-clause (A) hereof and such other equipment, merchandise, goods, material and produce of any kind, whether manufactured, semi-manufactured or otherwise.

F.	To carry on any other manufacturing trade or business whatsoever which can, in the opinion of the Company, be advantageously or conveniently carried on by the Company by way of extension of or in connection with any of the businesses aforesaid.

G.	Generally to carry on and undertake any business, undertaking transaction or operation, whether manufacturing, mercantile, commercial, financial, trading or otherwise (except the business of an Insurance Company in Israel), as the Company may deem fit.

H.	To apply for, purchase or otherwise acquire or obtain any interest in any invention, secret process or method, whether protected or not, or any letters patent, patent rights, brevets d’invention monopolies or other similar rights or privileges, trade marks, licenses, concessions, and the like, in any part or parts of the world, conferring any exclusive or non-exclusive or limited right to use any invention which may seem capable of being used for any of the purposes of the Company, or the acquisition of which may seem calculated, directly or indirectly to benefit the Company, and to sell, use, exercise, develop or grant licenses in respect of, or otherwise turn to account the property and rights so acquired.

I.	To purchase, construct, reconstruct, alter, maintain, take or lease or in exchange, hire or otherwise acquire and hold for any estate or interest, any lands, buildings, rights, privileges, concessions, licenses, machinery, plant, stock in trade, and any property necessary or convenient for the purposes of, or in connection with, the Company’s business, or any branch or department thereof.

J.	To erect, construct, lay down, enlarge, alter, maintain and remove and replace any factories, assembly plants, stores, buildings, works, plants, machinery, equipment, and tools necessary or convenient for the Company’s business and to contribute to or subsidize or join with any other firm, person or Company in the erection, construction, maintenance or replacement of any of the above, and to work, manage and control the same or join with others in so doing.

K.	To acquire and take over the whole or any part of the business, property and liabilities of any person or persons, firm or corporation, carrying on any business which this Company is authorized to carry on, or possessed of any property or rights suitable for the purposes of this Company.

L.	To take or otherwise acquire and hold shares, stocks, debentures or other securities of, or interest in, any other company having objects altogether or in part similar to those of this Company or carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

M.	To pay for any property or rights acquired by the Company, either in cash or in fully or partly paid shares, or by the issue of securities, or partly in one mode and partly in another, and generally on such terms as may be determined.

N.	To purchase or otherwise acquire and undertake the whole or any part of the business, goodwill and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorized to carry or the carrying on of which fits in the frame of its objects and is calculated to benefit this Company, or to advance its interests or possessed of property suitable for the purposes of this Company, and to undertake all or any of the liabilities of such person, firm or company, or to acquire any interest in, amalgamate with or enter into any arrangement for sharing profits, or for cooperation or for limiting competition, or for mutual assistance with any such person, firm or company, and to give or accept by way of consideration for any of the acts or things aforesaid, or property acquired, any shares, fully or partly paid up, debentures, debenture stock or securities that may be agreed upon, and to hold and retail or sell, mortgage and deal with any shares, debentures, debenture stock or securities so received.

O.	To improve, manage, cultivate, develop, exchange, let or rent royalty, share of profits or otherwise, mortgage, sell, dispose of, turn to account, grant licenses and other rights and privileges in respect of, or otherwise deal with, all or any part of the property and rights of the Company, for such consideration as the Company may think fit.

P.	To invest and deal with the monies of the Company in or upon such securities and in such manner as may from time to time be determined.

Q.	To lend and advance money and give loans either with or without security, and to guarantee the debts and contracts of such persons, firms or companies, and on such terms as to the Company may seem expedient.

R.	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants debentures and other negotiable or transferable instruments.

S.	To issue and deposit any securities which the Company has power to issue by way of mortgage to secure any sum, and also by way of security for the performance of any contracts or obligations of the Company or of its customers or other persons.

T.	To established or promote or concur in establishing or promoting any other company whose objects shall include the acquisition and taking over of all or any of the assets and liabilities of, or shall be in any manner calculated to advance directly or indirectly the objects or interests of, this Company and to acquire and hold shares, stock or securities or guarantee the payment of any securities or other obligations of any such company or of any company having the objects similar to those of this Company, or carrying on, or proposing to carry on any business in which the Company is likely to derive any benefit.

U.

To enter into an agreement for sharing profits, union of interests, co-operation, joint adventure, reciprocal concession or otherwise, with any person or company or partnership whether general or limited, carrying on or engaged in, or about to carry on or engage in any business or transaction which this Company is authorised to carry on or engage in, or any business or transaction which this Company is capable of conducting so as directly or indirectly to benefit this Company, and to guarantee the contracts of, or otherwise assist any such person, company or partnership.

V.	To subscribe for, take, purchase, or otherwise acquire and hold shares or other interests in, or securities of any other company having objects altogether or in part similar to those of this Company, or carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

W.	To amalgamate with any other company or companies.

X.	To sell or dispose of the undertakings, property and assets of the Company or any part of in such a manner and for such consideration as the Company may think fit, and in particular for shares (fully or partly paid up), debentures, debenture stock or securities of any other company whether promoted by this Company for the purpose or not, and to improve, manage, develop, exchange, lease, dispose of, turn to account or otherwise deal with all or any part of the property and rights of the Company.

Y.	To distribute among the members in specie any property of the Company or any proceeds of sale or disposal of any property of the Company, but so that no distribution amounting to a reduction of capital be made except with the sanction, if any, for the time being required by law.

Z.	To act as agents or brokers and as trustees for any person, firm or company, and to undertake and perform sub-contracts, and also to act in any of the businesses of the Company through or by means of agents, brokers, sub-contractors and others.

AA.	To undertake and carry on any trust or agency business in all or any of its branches, and to act as agents or brokers, and as trustees for any person, firm or company.

BB.	To pay all or any expenses incurred in connection with the formation, promotion and incorporation of the Company, or to contract with any person, firm or company to pay such expenses and to pay commissions to brokers and others for underwriting, placing, selling or guaranteeing the subscription of any shares, debentures, debenture stock or securities of this Company.

CC.	To enter into or take over contracts and execute the same or to let the same to sub-contractors, also to become surety for the due execution by any contractors of works, or orders contracted for by them.

DD.	To advertise all or any of the manufacturers or goods of the company, or of any other body or person with whom the Company is connected or for whom it acts as agents or trustees in any way that may be thought advisable, including the posting of bills in relation thereto, and the issue of books, pamphlets, and price-lists and the giving of prizes therefor.

EE.	To grant pensions, allowances, gratuities and bonuses to employees of the Company or its predecessors in business or the dependants of such persons, and to establish and support or to aid in the establishment and support of any school and any education, scientific, literary, religious or charitable institutions or trade societies, whether such institutions or societies be solely connected with the business carried on by the Company or its predecessors in business or not, and to institute and maintain any club or other establishment or profit sharing scheme calculated to advance the interests of the Company or of the persons employed by the Company.

FF.	To apply for, promote and obtain any ordinance, law, order or a license of any authority for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution, or for any other purpose which may seem expedient and to oppose proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s business.

GG.	To enter into any arrangements with any Government or Authorities supreme, municipal, local or otherwise or any corporation, companies or persons that may seem conducive to the attainment of the Company’s objects or any of them, and to obtain from any such Government, authority, corporation, company or person any charters, contracts, decrees, rights, privileges and concessions which the Company may think desirable and to carry out, exercise and comply with such charters, contracts, decrees, rights, privileges and concessions.

HH.	To do all or any of the above things in Israel and/or in any other part of the world, and either as principals, agents, trustees, contractors or otherwise and either alone or in conjunction with others, and either by or through agents, sub-contractors, trustees or otherwise.

II.	To procure the Company to be registered or recognized in any foreign country or place.

JJ.	To do and exercise all or any of the powers set out in the Second Schedule of the Companies Ordinance not hereinbefore expressly specified.

KK.	To do all such other things as are or may to the Company be deemed incidental or conducive to the attainment of the above objects or any of them.

AND it is hereby declared that the word “Company” in this Clause, except where used in reference to this Company, shall be deemed to include any partnership or any other body or persons, whether incorporated or not incorporated, and whether domiciled in Israel or elsewhere, and that the objects specified in each sub-clause of this clause shall not, except where the context expressly so requires, be in any wise limited or restricted by reference to the terms of any other sub-clause or the name of this Company. None of such sub-clauses or the objects therein specified or the powers thereby conferred, shall be deemed subsidiary or anciliary merely to the objects mentioned in the sub-clause (A) of this clause or any other clause, but the Company shall have full power to exercise all or any of the powers conferred by any part of this clause in any part of the world and notwithstanding that the business, undertaking, property or act proposed to be transacted, acquired, dealt with or performed under such powers, do not fall within the objects of sub-clause (A) of this clause.

3.	The liability of the members is limited.

4.	The share capital of the Company is 11,200,000 (Eleven Million Two Hundred Thousand) New Israeli Shekels (“NIS”), divided into 80,000,000 (Eighty Million) Ordinary Shares of NIS 0.14 (Fourteen New Agorot) each.

The rights for the time being attached to the said Shares or any other classes of Shares in the original or increased capital of the Company may be modified or dealt with in the manner set out in the ARticles of Association of the Company.

Any Shares created by the increase of the capital may be divided into several classes, and may be issued with any preferential, special or qualified rights, privileges or conditions attached thereto as may be specified by the terms of the resolution creating these Shares.

5.	Changes to the Memorandum

The Company may, by such majority as shall be set forth in its Articles of Association from time to time, change its name; increase its registered share capital by the creation of new shares in such amount and of such classes as it may deem expedient; consolidate its share capital or any portion thereof and divide it into shares of larger nominal value than its existing shares; divide its existing shares or any portion thereof by subdivision into shares of smaller nominal value; cancel any unissued shares provided there is no obligation of the Company, including a contingent obligation, to issue the shares, and reduce in such manner its share capital by the amount of the shares which were cancelled; and/or reduce its share capital in any manner permitted by law and subject to any condition required by law.

6.	We, the several persons whose addresses and names are subscribed, are desirous of being formed into a Company in pursuant of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

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